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                                                                      EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


NAME                                FED. E.I. #              PERCENT OWNED
----                                -----------              -------------

SAI Distributors, Inc.              65-0049546                   100%

SA Acquisition Sub, Inc.            65-1022823                   100%

Sound Advice of Arizona, Inc.       65-1039276                   100%

Sound Advice of Michigan, Inc.      31-1748935                   100%